Exhibit 10.6

RAPID7, INC.

2014 BONUS PLAN

Overview

The 2014 Bonus Plan (the “Plan”) of Rapid7, Inc. (the “Company”) is designed to motivate, retain and reward its management through a combination of financial and corporate performance-based incentive compensation components. The members of the Company’s management team (each a “Participant”) designated by the Company’s Board of Directors or the Compensation Committee thereof (collectively, the “Committee”) in its sole discretion, employed at the Company during 2014, shall be eligible to participate in the Plan. The Plan is administered by the Committee in its sole discretion. For purposes of this Plan, “2014” shall mean the calendar year ending December 31, 2014.

The Plan is designed to award a cash incentive payment (each a “Cash Payment”) for performance in 2014 to a Participant based on the Company’s achievement of a revenue-related performance objective set by the Committee (the “Revenue Target”) and/or certain corporate performance objectives set by the Committee (the “Corporate Targets”), and also on the Committee’s evaluation of the Participant’s contribution toward the achievement of such Revenue Target and Corporate Target.

Determination of 2014 Cash Payments

Each Participant is eligible to receive a Cash Payment under the Plan if the Company achieves its Revenue Target and/or its Corporate Targets. For 2014, the target amount of the Cash Payment a Participant may receive upon achievement of the Revenue Target (the “Revenue Target Amount”) and the Corporate Targets (the “Corporate Target Amount” and together with the Revenue Target Amount, the “Cash Payment Target Amount”) shall be set by the Committee.

For 2014, each Participant’s Cash Payment Target Amount will be allocated to the achievement of the Revenue Target (the “Revenue Cash Payment”) and to the achievement of the Corporate Targets (the “Corporate Cash Payment”) in such weightings as determined at the discretion of the Committee, which may vary by Participant.

A Participant may be eligible to receive more or less than his or her Cash Payment Target Amount as described more fully below.

Revenue Cash Payment

The Committee has set the Revenue Target for the Participants. The Committee has also set a hurdle revenue amount for 2014 for the award of any Revenue Cash Payment (the “Threshold”) to the Participants. If the Company’s revenue is less than the Threshold, no Participant will receive any portion of his or her Revenue Cash Payment. If the Company’s revenue exceeds the Threshold, but falls below the Revenue Target, each Participant shall be entitled to a Revenue Cash Payment equal to a portion of his or her Revenue Target Amount in such amount as determined by the Committee. If the Company’s revenue exceeds the Revenue Target, each Participant shall be entitled to a Revenue Cash Payment greater than his or her Revenue Target Amount in such amount as determined by the Committee, but not greater than 120% of his or her Cash Payment Target Amount.

The actual Revenue Cash Payments to be made to Participants hereunder for 2014 shall be made at the discretion of the Committee. If a Participant does not receive a Revenue Cash Payment, he or she may still be eligible to receive all or a portion of the Corporate Cash Payment, as described more fully below.

Corporate Cash Payment

The Committee has set the Corporate Targets for the Participants. For the Chief Executive Officer, the Corporate Targets shall be set by the Committee and may be the same as the Corporate Targets for other Participants. For the Participants, other than the Chief Executive Officer, the Corporate Targets shall be set by the Committee based upon a recommendation made by the Chief Executive Officer. A Corporate Cash Payment may be awarded to a Participant based on the achievement of the Corporate Targets or other criteria determined by the Committee, but not greater than 150% of his or her Cash Payment Target Amount.

The actual Corporate Cash Payments to be made to Participants hereunder for 2014 shall be determined as follows:

•	For the Chief Executive Officer, the Committee shall determine if the Corporate Targets have been achieved and shall determine the amount of the Corporate Cash Payment; and

•	For the Participants other than the Chief Executive Officer, the Committee, based on input from the Chief Executive Officer, shall determine if the Corporate Targets have been achieved by each other Participant and shall determine the amount of the Corporate Cash Payments for each other Participant.

If a Participant does not receive a Corporate Cash Payment, he or she may still be eligible to receive a Revenue Cash Payment as outlined above.

Miscellaneous Provisions

Cash Payments under this Plan shall be made on such schedule as may be approved by the Committee in its sole discretion.

Participation in the Plan shall not alter in any way the at will nature of the Company’s employment of a Participant, and such at will employment may be terminated at any time for any reason, with or without cause and with or without prior notice.

The Committee may amend or terminate this Plan at any time. Further, the Committee may modify the Revenue Target and/or the Corporate Targets, as well as the Revenue Target Amounts and/or the Corporate Target Amounts, at any time.

The Plan shall be interpreted in accordance with Delaware law without reference to conflicts of law principles.